Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of August 23, 2013 to be effective as of September 23, 2013 (the “Effective Date”) by Spirit AeroSystems, Inc., a Delaware corporation (“we,” “us,” “our,” and other similar pronouns), and Sanjay Kapoor (“you,” “your,” “yours,” and other similar pronouns). Our parent company is Spirit AeroSystems Holdings, Inc. (“Holdings”), and references in this Agreement to “Spirit” mean us and Holdings collectively.

Recitals

A.                                    We are engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aerostructures and aircraft components, and market and sell our products and services to customers throughout the world (together with any other businesses in which Spirit may in the future engage, by acquisition or otherwise, the “Business”).

B.                                    We have agreed to employ you as our Senior Vice President and Chief Financial Officer and as Senior Vice President and Chief Financial Officer of Holdings, and you have agreed to accept such employment and relocate to Wichita, KS, in accordance with the terms and conditions of this Agreement.

C.                                    In the course of performing your duties for us, you are likely to acquire confidential and proprietary information belonging to us, our customers, and our suppliers, develop relationships that are vital to our Business and goodwill, and acquire other important assets in which we have a protectable interest, and you have agreed to the covenants in this Agreement required to protect those assets.

Agreement

In consideration of the foregoing and the representations, warranties and mutual covenants herein, you and we agree as follows:

1.                                      Employment

(a)                                 Position and Responsibility We agree to employ you as our Senior Vice President and Chief Financial Officer and as Senior Vice President and Chief Financial Officer of Holdings, to perform such duties in and about our Business as are appropriate for a person in such position, which will include serving as an executive officer or member of the board of directors of any other affiliated company at our request. You will have and exercise such authority as is customarily exercised by a chief financial officer of a company, subject to the overall supervision of the Chief Executive Officer. The job title, duties and authority referred to in the preceding sentence may be changed by us and/or Holdings in our and/or Holdings’ sole discretion at any time.  Your office will be at our headquarters in Wichita, KS, and you agree to relocate to Wichita, KS. You will devote your full time to this employment. However, it will not be considered a violation of this Agreement for you to devote reasonable periods of time to the following activities, so long as such activities do not, individually or collectively, interfere with the regular performance of your duties and responsibilities under this Agreement: (i) subject to the pre-approval of our Board of Directors (the “Board”), serving as a director, trustee, or member of a committee of any organization involving no conflict of interest with our interests; (ii) delivering lectures, fulfilling speaking engagements, or teaching at educational institutions or business organizations; (iii) engaging in charitable and community activities; or (iv) managing your personal investments.

(b)                                 Employment Period Your employment will commence on the Effective Date, will continue for a period of three years after the Effective Date (the “Initial Term”), and will be automatically extended for successive one-year periods thereafter (each a “Renewal Term”), unless either of us provides the other with written notice at least ninety days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable, that such period will not be so extended (the Initial Term and any Renewal Term are, collectively, the “Employment Period”). In all cases, your employment is subject to earlier termination as provided in this Agreement.

2.                                      Performance

You will devote your best efforts and abilities to faithfully preserve and advance our Business, welfare, and best interests. You will strictly comply with all Spirit rules, policies, and procedures in effect and as amended from time to time, including, but not limited to, our Code of Ethical Business Conduct, Insider Trading Policy, Anti-Bribery Policy, Related Person Transaction Policy, Special Security Agreement, and internal and disclosure controls; follow all applicable U.S. and foreign laws and regulations; and be governed by our decisions and instructions consistent with the duties assigned to you.

3.                                      Compensation

Except as otherwise provided herein, for all services to be performed by you in any capacity, including without limitation any services as an officer, director, member of any committee, or any other duties assigned to you, during the Employment Period we will pay or provide you with the following, and you will accept the same, as compensation for your covenants in and performance of your duties under this Agreement:

(a)                                 Base Salary You will be entitled to an annual salary of $525,000 (“Base Salary”), which will be earned and paid in accordance with our policies and procedures. The Base Salary may be changed from time to time on a discretionary basis or based upon your and/or our performance or such other factors as the Board or the Board’s compensation committee (“Committee”) deems appropriate in its sole discretion, except that the Base Salary will not be decreased (but may be increased) for three years after the Effective Date.

(b)                                 Sign On Bonuses — Restricted Stock Awards/Cash

(i)                                     Buyout Signing Bonus In consideration of entering into this Agreement, we will grant you two separate one-time awards of $1,000,000 each (i.e., a collective total of $2,000,000) of restricted stock (the “Bonus Shares”) under the Spirit AeroSystems Holdings, Inc. Long-Term Incentive Plan, as amended or restated from time to time (the “LTIP”), subject to the terms and provisions of the LTIP and this Section 3(b). In lieu of the vesting schedule described in Section 4.02 of the LTIP, the Bonus Shares will be subject to the following vesting schedules:

(1)                                 $1,000,000 of the Bonus Shares shall vest as follows:

Years of Service	Vested
After the Effective Date	Percentage
Less than 1	0%
1 but less than 2	33-1/3%
2 but less than 3	66-2/3%
3 or more	100%

(2)                                 The remaining $1,000,000 of the Bonus Shares shall vest as follows:

Years of Service	Vested
After the Effective Date	Percentage
Less than 1	0%
1 but less than 2	25%
2 but less than 3	50%
3 but less than 4	75%
4 or more	100%

(ii)                                  Cash Bonus In consideration of bonuses foregone by you upon termination of your employment with Raytheon Company, we will grant you an award of a cash sign on bonus of $150,000, to be paid within thirty (30) days of the Effective Date.  We will grant you an additional award of a cash sign on bonus of $100,000 to be paid to you on our first pay period following the first anniversary of the Effective Date, so long as you continue to be employed by us as of such anniversary date.  The cash bonuses referred to in this subparagraph 3(b)(ii) shall be referred to herein collectively as the “Cash Sign-on Bonuses”.

(iii)                               Service Crediting For purposes of applying the vesting schedules in the foregoing clause (i), you will be credited with a year of service after the Effective Date for each 12-month period after the Effective Date during which you are continuously performing services (or deemed to be continuously performing services) for us. In addition, if, at any time before your vested percentage is 100%, you are involuntarily terminated by us without Cause (which will include, but is not limited to, termination due to expiration of the Initial Term or any Renewal Term without renewal where we have notified you in accordance with Section 1(b) that we do not intend to renew the Agreement), you voluntarily terminate your employment for Good Reason or your employment terminates because of your death or your total disability as evidenced by commencement of benefits under our long-term disability plan (or, if you are not a participant in the long-term disability plan, when you would have been eligible for benefits using the standards set forth in that plan) (either of the foregoing events to be referred to herein as

“Disability”), you will automatically become 100% vested with respect to the Buyout Signing Bonus under the foregoing clause (i).

(iv)                              Number of Shares For purposes of determining the number of shares of stock to be granted in connection with the awards described in the foregoing clause(i), the total dollar value of the award will be divided by an amount equal to the average of the opening value and the closing value of a share of our Class A common stock traded on the New York Stock Exchange, as determined on the third trading day after the date on which we publicly announce our earnings for the third fiscal quarter of 2013. The number of shares so determined with respect to the award will be rounded up to the nearest whole number.

(c)                                  Discretionary Bonus You will be eligible for any cash or equity bonus as awarded by the Board or its Compensation Committee (the “Committee”) from time to time, whether on a discretionary basis or on such terms as the Board or Committee may establish. Your target discretionary bonus will be 10% of earned Base Salary.

(d)                                 Short-Term Incentive Plan You are eligible to participate in the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan, as amended or restated from time to time (“STIP”), pursuant to and in accordance with the terms and conditions of the STIP. Your STIP award opportunity will be 100% of your earned Base Salary if target performance goals are reached and 200% of earned Base Salary if outstanding performance goals are reached. If target performance goals are not reached, you will be entitled to such incentive compensation, if any, as is otherwise provided by the STIP, our policies, or this Agreement. Except as otherwise provided in this Agreement or in the STIP, any STIP award will be paid half in cash and half in restricted stock.  In addition to the foregoing, we agree that:

(i)                                     For the 2013 plan year, you will be entitled to an incentive compensation award under the STIP of no less than 100% of Base Salary; and

(ii)                                  Any amount you are entitled to receive for the 2013 plan year will not be prorated due to service for less than the full 2013 plan year.

(e)                                  Long-Term Incentive Plan You are eligible to participate in annual awards under the LTIP granted by the Board or the Committee, pursuant to and in accordance with the terms and conditions of the LTIP, as amended or restated from time to time. Your annual LTIP award opportunity will be equal to 200% of Base Salary. Your annual LTIP awards will be granted at the time and on the terms that we grant annual LTIP awards to our other executives.

(f)                                   Nonqualified Deferred Compensation Plan You are eligible to participate in the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan, as amended or restated from time to time (“DCP”), subject to and in accordance with the terms and provisions of the DCP. You may elect to voluntarily defer compensation under the DCP in accordance with the terms and conditions of the DCP and the plan administrator’s policies and procedures.

(g)                                  Other Benefit Plans You will also be eligible to participate in other executive benefit plans, policies, practices, and arrangements in which one or more of our senior executives is eligible to participate from time to time, including without limitation (i) any defined benefit or defined contribution retirement plan, excess or supplementary plan, profit-sharing plan, savings plan, health and dental plan, disability plan, survivor-income and life-insurance plan, executive financial planning program, or other arrangement, or any successors thereto; (ii) any perquisite allowance or reimbursement arrangement the Board or Committee may adopt; and (iv) such other benefit plans as we may establish or maintain from time to time (collectively “Benefit Plans”). Your entitlement to any other compensation or benefits will be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(h)                                 Office Throughout the Employment Period, we will provide you with an office at the primary location of your employment, the location and furnishings of which will be equivalent to the offices provided to our other senior executives of your level, and we will provide you with secretarial services and other administrative services that will be equivalent to the secretarial services and other administrative services provided to our other senior executives of your level.

(i)                                     Relocation Benefits You will be entitled to relocation benefits under the terms of our Corporate Domestic Relocation Guide - Level 4 Policy (Senior Vice President and Above) (the “Policy”), including loss reimbursement on the sale of your current residence and related personal effects of up to $200,000.  In addition, you will be entitled to a one-time allowance of up to $10,000, less required tax withholdings, to cover miscellaneous relocation expenses not covered by the Policy.

(j)                                    Earned Time Off You will be provided with earned time off and 12 paid holidays each year in accordance with our policies and practices in effect from time to time. Notwithstanding any contrary policy or practice, however, you will be credited with a minimum of 25 days of earned time off per year, of which 10 days will be immediately available to you upon the Effective Date.

(k)                                 Fringe Benefits You will be provided with all other fringe benefits and perquisites awarded by the Board or Committee for your position level from time to time.

(l)                                     Withholding Taxes We will have the right to deduct from all payments made to you hereunder any federal, state, local and foreign taxes required by law to be withheld.

(m)                             Expenses During your employment, we will promptly pay or reimburse you for all reasonable out-of-pocket expenses incurred by you in the performance of your duties, in accordance with our policies and procedures then in effect.

The payment or reimbursement of expenses described in this Section 3(m) are not intended to provide for the deferral of compensation within the meaning of Code Section 409A because all such expenses are to be paid or reimbursed currently and/or will be tax-free. To the extent such expenses are deemed to provide for the deferral of compensation within the meaning of Code Section 409A, they are intended to meet the requirements of a specified date or a fixed schedule of payments, and this reimbursement provision will be interpreted and applied in a manner consistent with such requirements. The right to payment of, or reimbursement for, expenses is not subject to liquidation or exchange for any other benefit.

4.                                      Restrictions

(a)                                 Acknowledgements You acknowledge and agree that (i) during the Employment Period, because of the nature of your responsibilities and the resources provided by us, you will acquire and/or develop valuable and confidential skills, information, trade secrets, and relationships with respect to our Business; (ii) you may develop on our behalf a personal relationship with various persons, including but not limited to representatives of customers and suppliers, where you may be a principal or our only contact with such persons, and as a consequence, you will occupy a position of trust and confidence to us; (iii) the Business involves the manufacturing, marketing, and sale of our products and services to customers throughout the world, our competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by you involve aspects of both our domestic and international business; and (iv) it would be impossible or impractical for you to perform your duties without access to our confidential and proprietary information and contact with persons who are valuable to our Business and goodwill. You acknowledge that if you went to work, or otherwise performed services, for a third party engaged in a business substantially similar to or competitive with the Business in any way, your disclosure to that third party of such confidential information would be inevitable.

(b)                                 Reasonableness In view of the foregoing and in consideration of the remuneration to be paid to you, you agree that it is reasonable and necessary for the protection of our Business and goodwill that you undertake the covenants in this Section 4 regarding your conduct during and subsequent to your employment by us, and acknowledge we will suffer irreparable injury if you engage in any conduct prohibited by this Section 4.

(c)                                  Non-Compete During the Employment Period and for a period of (i) in the case of involuntary termination by us without Cause (which will include, but is not limited to, termination due to expiration of the Initial Term or any Renewal Term without renewal where we have notified you in accordance with Section 1(b) that we do not intend to renew the Agreement) or termination by you for Good Reason, one year after termination of employment or, if longer, the Salary Continuation Period (as defined in Section 6), and (ii) in the case of termination of employment for any other reason, two years after such termination of employment, neither you nor any individual, corporation, partnership, limited liability company, trust, estate, joint venture, or other organization or association (“Person”) with your assistance nor any Person in which you directly or indirectly have any interest of any kind (without limitation) will, anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, serve as an officer or director of, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged, in whole or in part, in the Business, or any business that is competitive with the Business or any portion thereof, except for our exclusive benefit. You will not be deemed to have breached the provisions of this Section 4(c) solely by holding, directly or indirectly, not greater than 2% of the outstanding securities of a company listed on a national securities exchange.

(d)                                 Non-Solicitation During the Employment Period and for a period of (i) in the case of involuntary termination of your employment without Cause (which will include, but is not limited to, termination due to expiration of the Initial Term or any Renewal Term without renewal where we have notified you in accordance with Section 1(b) that we do not intend to renew the Agreement) or termination by you for Good Reason, one year after termination of employment or, if longer, the Salary Continuation Period (as defined in Section 6); and (ii) in the case of termination of employment for any other reason, two years after such termination of employment, neither you nor any Person with your assistance nor any Person in which you directly or indirectly have an interest of any kind (without limitation) will, directly or indirectly (A) solicit or take any action to induce any employee to quit or terminate their employment with us or our affiliates; or (B) employ as an employee, independent contractor, consultant, or in any other position any person who was an employee of ours or our affiliates during the aforementioned period.

(e)                                  Confidentiality

(i)                                     Confidential Information For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by you before or after the Effective Date), not otherwise publicly disclosed by Spirit, regarding (without limitation) Spirit, its Business, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature. Notwithstanding the foregoing, Confidential Information will not include any information that (A) you are required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (1) you give us written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) you fully cooperate at our expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed or made publicly available by Spirit; or (C) was obtained by you in good faith after your employment with us ended from a source that was under no obligation of confidentiality to Spirit or any customer or supplier.

(ii)                                  Non-Use and Non-Disclosure Without our express written consent, you will not at any time (whether during the Employment Period or after any termination of your employment for any reason) use for any purpose (other than for our exclusive benefit) or disclose to any Person (except at our direction) any Confidential Information.

(f)                                   Effect of Breach You agree that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, we will be entitled, in addition to any other right or remedy available to us (including, but not limited, to an action for damages, accounting, or disgorgement of profit), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and you consent to the issuance of such injunction and the ordering of specific performance without the requirement for us to post a bond or other security or to prove lack of an adequate remedy at law.

(g)                                  Other Rights Preserved Nothing in this Section 4 eliminates or diminishes rights we may have with respect to the subject matter hereof under other agreements, our governing documents or statutes, or provisions of law (including but not limited to common law and the Uniform Trade Secrets Act), equity, or otherwise. Without limiting the foregoing, this Section 4 does not limit any rights we may have under any Spirit policies or any agreements with you regarding Confidential Information.

5.                                      Termination Your employment with us will terminate upon the following circumstances:

(a)                                 Without Cause At any time at the election of either you or us for any reason or no reason, without Cause, but subject to the provisions of this Agreement. It is expressly understood that your employment is strictly “at will.”

(b)                                 Cause At any time at our election for Cause.

“Cause” for this purpose means (i) your commission of a material breach of this Agreement or acts involving moral turpitude, fraud, dishonesty, unauthorized disclosure of Confidential Information, the commission of a felony, or material violation of Spirit policies; (ii) direct and deliberate acts constituting a material breach of your duty of loyalty to Spirit; (iii) your refusal or material failure (other than by reason of your serious physical or mental illness, injury, or medical condition) to perform your job duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to you by the Chief Executive Officer or the Board, if such refusal or failure is not remedied within 30 days after you receive written notice thereof from the Chief Executive Officer or the Board; (iv) your material underperformance, as reflected in two consecutive written performance reviews provided to you not less than 6 months apart; or (v) your inability to obtain and maintain the appropriate level of United States security clearance.

You will not be deemed to have been terminated for Cause unless and until you have been provided with a copy of a resolution duly adopted by the Board approving your termination for Cause.

(c)                                  Death or Disability Your death or Disability.

6.                                      Effect of Termination

(a)                                 General Rule If your employment terminates for any reason other than as described in Section 6(b) or Section 6(c) below, we will pay your compensation only through the last day of employment, and, except as otherwise expressly provided in this Agreement or the STIP, the LTIP, the DCP, or any Benefit Plan, we will have no further obligation to you.

(b)                                 Termination Without Cause or For Good Reason If your employment is terminated by us without Cause (which will include, but is not limited to, termination due to expiration of the Initial Term or any Renewal Term without renewal where we have notified you in accordance with Section 1(b) that we do not intend to renew the Agreement) or is terminated by you for Good Reason, then for so long as you comply with your continuing obligations under Section 4 we will pay or provide you with the following, in addition to any amounts you become vested in or entitled to under Section 3(b)(i) (Buyout Signing Bonus) and Section 3(f) (deferred compensation):

(i)                                     Severance Pay.

(A)                               If the termination of employment occurs during the Initial Term of this Agreement, we will continue to pay your monthly Base Salary in effect immediately before termination of your employment for the longer of (1) the remainder of the Initial Term, subject, however, to a maximum payment period of twenty-four (24) months, and (2) the Salary Continuation Period (in either case, less any amounts we may offset or deduct as specified in this Agreement or as otherwise permitted) and, at our option, either pay the cost of COBRA medical and dental benefits coverage for the Salary Continuation Period (or, if shorter, the maximum COBRA period) or pay you an amount each month equal to the cost of providing COBRA medical and dental benefits coverage for the Salary Continuation Period (or, if shorter, the maximum COBRA period).

(B)                               If the termination of employment occurs after the Initial Term of this Agreement, we will continue to pay your monthly Base Salary in effect immediately before termination of your employment for the Salary Continuation Period (less any amounts we may offset or deduct as specified in this Agreement or as otherwise permitted) and, at our option, either pay the cost of COBRA medical and dental benefits coverage for the Salary Continuation Period (or, if shorter, the maximum COBRA period) or pay you an amount each month equal to the cost of providing COBRA medical and dental benefits coverage for the Salary Continuation Period (or, if shorter, the maximum COBRA period).

(ii)                                  STIP. With respect to the STIP, any unvested STIP shares held by you on the date of termination will be immediately fully vested.

(iii)                               LTIP. With respect to the LTIP:

(A)                               If the termination of employment occurs during the Initial Term of this Agreement, you will be treated as (1) 66-2/3% vested in all LTIP shares awarded to you in the 2014 annual LTIP grant (such vested percentage to include any shares that have previously vested), so long as the 2014 annual LTIP grant is made on or before the date of termination; and (2) 33-1/3% vested in all LTIP shares awarded to you in the 2015 annual LTIP grant (such vested percentage to include any shares that have previously vested), so long as the 2015 annual LTIP grant is made on or before the date of termination.

(B)                               If the termination of employment occurs after the Initial Term of this Agreement, you will be entitled to retain only those shares awarded under the LTIP that have otherwise vested in accordance with the terms of the LTIP as of that date.

(iv)                              Cash Sign-On Bonuses.  We will pay you any unpaid portion of the Cash Sign-On Bonuses.

To receive the benefits described in this Section 6(b), you will be required to sign a general release of claims in a form we deem acceptable. The release must be provided, and any revocation period must have expired, not later than 60 days after termination of employment. If the foregoing conditions are satisfied then, except as provided below, payment of salary continuation and other benefits will begin 60 days after termination of employment and payment of the unpaid portion of the Cash Sign-on Bonuses, if any, shall be made in a single lump sum on the date 60 days after termination of employment.

Notwithstanding any contrary provision of this Section 6(b), if you are a Specified Employee at the time employment terminates, the payments described in Section 6(b)(i) and (iv) will, to the extent such amounts are deferred compensation within the meaning of Code Section 409A, be delayed until the date that is the earlier of (i) six months after your termination of employment, or (ii) the date of your death, and upon reaching that date, all amounts that would have been paid during the six-month delay period, plus interest thereon at the prime rate (as published in the Wall Street Journal) from the date the payment would have been made but for this paragraph to the date of payment, will be paid in a single lump sum, and all remaining amounts will be paid in equal monthly payments for the remainder of the Salary Continuation Period.

Except as otherwise expressly provided in this Agreement or in any Benefit Plan, we will have no further obligation to you

(c)                                  Disability or Death If your employment terminates due to Disability or death, we will pay or provide you or your personal representative with the following:

(i)                                     Salary. Continue to pay your monthly Base Salary through the date of termination.

(ii)                                  STIP. With respect to the STIP, any unvested STIP shares you hold on the date of termination will be immediately fully vested.

(iii)                               LTIP. With respect to the LTIP, if the termination of employment occurs during the Initial Term of this Agreement, you will be credited with one additional year of vesting service with respect to any unvested LTIP shares you hold on the date of termination.

(d)                                 Definitions For purposes of this Section 6, the following terms have the following meanings:

(i)                                     “Change in Control” means (A) a transaction pursuant to which any Person, or more than one Person acting as a group (in either case, however, excluding Onex and any Person affiliated with Onex), acquires more than 50% of the total voting power of the stock of us or Holdings (including but not limited to acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of our or Holdings’ equity interests); or (B) a transaction that is a sale or transfer of all or substantially all of our or Holdings’ assets to a Person other than Onex, if all or substantially all of the proceeds from such transaction are distributed to Holdings’ stockholders.

(ii)                                  “Diminished Position” means a position of employment with us that reflects any of the following changes or actions, unless you have consented to the change or action in writing: (A) a material diminution in your base compensation; (B) a material diminution in your authority, duties, or responsibilities; (C) a requirement that you report to a corporate officer or employee other than the Chief Executive Officer; (D) the relocation of your principal office with us to a location that is greater than 50 miles from Wichita, KS; or (E) any other action or inaction with respect to the terms and conditions of your employment that constitutes a material breach by us of this Agreement.

(iii)                               “Good Reason” means a voluntary termination of employment by you within 90 days after the initial existence of any of the following conditions, so long as you have notified us within 30 days after the initial existence of the condition of your intent to terminate due to the condition and within 30 days after receipt of that notice we have not remedied the condition: (A) within three years after the Effective Date, you are assigned to a position that is a Diminished Position; (B) upon a Change in Control, you are not offered continued employment with us or a successor in a position other than a position that is a Diminished Position; or (C) upon a Change in Control, you continue to perform services for us or a successor after the Change in Control but, within 12 months after the Change in Control, you are assigned to a position that is a Diminished Position.

(iv)                              “Salary Continuation Period” means a 12 month period beginning on the date of termination of employment.

(v)                                 “Specified Employee” means that, with respect to a corporation any stock in which is publicly traded on an established securities market or otherwise, you are, or are treated under Code Section 409A as, either (A) an officer having annual compensation greater than $165,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (B) a 5% owner, or (C) a 1% owner having annual compensation from the corporation of more than $150,000. For purposes of determining your percentage ownership, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply. The determination whether you are a Specified Employee will be made in accordance with regulations issued under Code Section 409A and other available guidance.

(e)                                  Your Post-Termination Obligations On termination of employment for any reason, (1) you will resign as of the date of such termination as a director and officer of Spirit and its affiliates and as a fiduciary of any of Spirit’s or its affiliates’ benefit plans, (2) you will promptly execute and deliver upon such termination any document reasonably required by Spirit or an affiliate to evidence the foregoing resignations, (3) you will immediately deliver to us all Confidential Information, all copies and embodiments thereof, and all records, notes, worksheets, schematics, customer lists, supplier lists, memoranda, computer files and storage devices, analyses and derivative works based thereon or which relate in any way thereto, and (4) you will pay to us any amounts due and owing by you as specified in this Agreement.

(f)                                   Survival of Provisions Your obligations under Sections 4 through 9 of this Agreement will survive the expiration or termination of your employment for any reason.

7.                                      Representations and Warranties. You represent and warrant to us that:

(a)                                 No Conflicts You are under no duty (whether contractual, fiduciary or otherwise) that would prevent, restrict or limit you from entering into this Agreement and fully performing all duties and services for us, and the performance of such duties and services will not conflict with any other agreement, policy or obligation by which you are bound.

(b)                                 No Hardship Your experience and/or abilities are such that observance of the covenants in this Agreement will not cause you any undue hardship and will not unreasonably interfere with your ability to earn a livelihood.

8.                                      Clawback Right You acknowledge that certain amounts paid under this Agreement or the Benefit Plans described herein are subject to any Spirit policy on the recovery of compensation (i.e., a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

9.                                      Alternative Dispute Resolution

(a)                                 Mediation The parties agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that this Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between them (“Disputes”) to mediation in Wichita, Kansas, in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. The mediation will be private, confidential, voluntary, and nonbinding. Either party may withdraw from the mediation at any time before signing a settlement agreement by giving written notice to the other party and the mediator. The mediator will be neutral and impartial. The mediator will be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. Each party will pay its respective attorneys’ fees and other costs associated with the mediation, and each party will equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within 90 days of its submission to mediation, the parties agree to submit the Dispute to arbitration.

(b)                                 Arbitration Subject to Section 9(a) and except as otherwise provided below, all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas, and will be heard by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in the award any relief which the arbitrator deems proper under the circumstances, including without limitation money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, accounting and recoupment, and reasonable attorneys’ fees and costs, but the arbitrator will not have the right to amend or modify the terms of this Agreement. The arbitrator’s award will be conclusive and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction. Except as described above, each party will pay its respective attorneys’ fees and other costs associated with the arbitration, and we will bear the costs and fees of the arbitrator.

(c)                                  Confidentiality The parties agree that they will not disclose, or permit those acting on their respective behalf to disclose, any aspect of the proceedings under Section 9(a) or (b), including but not limited to the resolution or the existence or amount of any award, to any Person, unless divulged (i) to an agency of the federal or state government; (ii) pursuant to a court or administrative order; (iii) pursuant to a requirement of law; (iv) pursuant to prior written consent of the parties; (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award; or (vi) by Spirit, to the extent required under federal securities laws and regulations. This provision does not prohibit the parties’ disclosure of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, so long as such persons first agree to comply with the provisions of this Section 9(c).

(d)                                 Injunctions Notwithstanding anything to the contrary in this Section, the parties will have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

10.                               General

(a)                                 Notices All notices required or permitted under this Agreement must be in writing and may be given by personal delivery, effective on the day of such delivery, or may be mailed by certified mail, return receipt requested, effective three business days after the date of mailing, addressed as follows:

To us:

Spirit AeroSystems, Inc.

Attention: Senior Vice President, General Counsel and Secretary

3801 S. Oliver

P.O. Box 780008, Mail Code K11-60

Wichita, KS 67278-0008

Facsimile: 316.529.4539

Email: jon.d.lammers@spiritaero.com

or such other person or contact information as designated in writing to you.

To you:

Sanjay Kapoor

at your last known residence address, email, or facsimile number or to such other contact information as designated in writing to us.

(b)                                 Successors Neither this Agreement nor any right or interest herein will be assignable or transferable (whether by pledge, grant of a security interest or otherwise) by you or your beneficiaries or legal representatives, except by will, the laws of descent and distribution, or inter vivos revocable living grantor trust as your beneficiaries, and any other purported assignment will be void. This Agreement will be binding upon and will inure to the benefit of Spirit, its successors and assigns, and will be binding on you and your heirs, beneficiaries, and legal and personal representatives.

(c)                                  Waiver, Modification, and Interpretation No provisions of this Agreement may be modified, waived, or discharged except by written instrument signed by you and an appropriate officer of Spirit empowered to sign the same by our or Holdings’ Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

(d)                                 Interpretation The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Kansas, except that the corporate law of the State of Delaware will govern issues related to the issuance of common stock. Subject to Section 9, any action brought to enforce or interpret this Agreement will be maintained exclusively in the state and federal courts located in Wichita, Kansas.

(e)                                  Headings The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement will be interpreted for or against either party on the basis that such party was the draftsman of such provision, and no presumption or burden of proof will arise disfavoring or favoring either party by virtue of the authorship of any provision of this Agreement.

(f)                                   Counterparts We and you may execute this Agreement in counterparts, each of which will be deemed an original and both of which will constitute a single instrument. In proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

(g)                                  Invalidity of Provisions If a court of competent jurisdiction declares that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, then in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such illegal, invalid, or unenforceable provision (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will continue in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants in this Agreement will each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of yours against us, predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by us of any covenants in this Agreement.

(h)                                 Entire Agreement This Agreement (together with the documents expressly referred to herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between you and us, and may not be changed except by written instrument duly executed by you and us in the same manner as this Agreement.

(i)                                     Compliance with Code Section 409A The amounts payable to you after separation from service under Section 6(b) (if any) are intended to be partially exempt from the definition of “deferred compensation” for purposes of Code Section 409A as amounts payable only in the event of involuntary termination without Cause or voluntary termination for Good Reason. To the extent any such amounts constitute “deferred compensation” for purposes of Code Section 409A, then those amounts will be paid to you in equal monthly installments, and payment of such amounts may not be accelerated. This Section 10(i) and the terms of this Agreement are intended to comply with, and will be interpreted and construed in accordance with and in a manner that complies with, the requirements of Code Section 409A, to the extent necessary.

(j)                                    Excess Parachute Payments If any portion of the payments or benefits under this Agreement, or under any other agreement with you or any plan of ours or our affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this paragraph, result in the imposition on you of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to you shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by you of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).  The determination required by this paragraph shall be made by us in our reasonable determination and in reliance on our tax advisors.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date(s) set forth below, to be effective as of the Effective Date.

SPIRIT AEROSYSTEMS, INC.		SANJAY KAPOOR

By:	/s/ Samantha J. Marnick	/s/ Sanjay Kapoor
Name:	Samantha J. Marnick	Sanjay Kapoor
Title:	SVP, Chief Adminstrative Officer

Date:	August 23, 2013	Date:	August 23, 2013